AURORA LOAN SERVICES
A Lehman Brothers Company



Depositor:  Structured Asset Securities Corporation
            745 Seventh Avenue, 8th Floor
            New York, NY 10019


Trustee:    Citibank, N.A.
            388 Greenwich Street, 14th Floor
            New York, NY 10013
            Attention Citibank Agency & Trust

Securities Administrator:


Subject:        Annual Officer's Certification
Fiscal Year:    2006
Securitization: LMT 2006-1

I, E. Todd Whittemore, the undersigned, a duly authorized officer of Aurora Loan Services LLC (the "Master Servicer"), do certify the following for the Calendar Year 2006:

1. A review of the activities of the Master Servicer during the preceding calendar year (or portion thereof) and of its performance under the Agreement for such period has been made under my supervision.

2. To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Agreement in all material aspects throughout 2006 (or applicable portion thereof), or, if there has been a failure to fulfill any such obligation in any material respect, I have specifically identified to the Depositor, and the Trustee each such failure known to me and the nature and status thereof, including the steps being taken by the Master Servicer to remedy such default.


                             Certified by: AURORA LOAN SERVICES LLC




                                           By: /s/ E. Todd Whittemore
                                              ------------------------------
                                           Name:  E. Todd Whittemore
                                           Title: Executive Vice President